Exhibit 4.2

EXECUTION VERSION

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of the 17th day of July, 2007, to the Rights Agreement (the “Rights Agreement”), dated October 21, 2002, by and between INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company may supplement or amend the Rights Agreement, in any respect, without the approval of any holders of Rights, by action of its Board of Directors;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an authorized officer of the Company certifying that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, Warburg Pincus Private Equity IX, L.P. (“WP”) and the Company contemplate entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) relating to the acquisition by WP of shares of Series A Exchangeable Preferred Stock, par value $0.001 per share, of the Company (the “Exchangeable Preferred Stock”), having the rights and preferences set forth in the Form of Certificate of Designations (the “Exchangeable Certificate of Designations”) attached hereto as Annex A;

WHEREAS, upon receipt of approval from the stockholders of the Company of the exchange, among other conditions, the shares of Exchangeable Preferred Stock are automatically exchangeable into shares of Common Stock in the ratio and manner as provided in the Exchangeable Certificate of Designations (the “Exchange”); and

WHEREAS, the Company desires to amend the Rights Agreement to facilitate WP’s acquisition of shares of Exchangeable Preferred Stock in accordance with the terms of the Securities Purchase Agreement, and the possible Exchange as provided in the Exchangeable Certificate of Designations.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the final sentence in the definition of “Acquiring Person” and striking the “and” before (ii) in the definition of “Acquiring Person”:

“…and

(iii) neither Warburg Pincus Private Equity IX, L.P. nor any of its Affiliates or

Associates shall be deemed an Acquiring Person by virtue of the acquisition by the Purchaser Group of Beneficial Ownership of the lesser of: (i) 32.5% of the Voting Securities on a Fully Diluted Basis and (ii) 34.9% of the then outstanding Voting Securities plus the outstanding Exchangeable Preferred Stock on an as exchanged to Common Stock basis immediately after giving effect to the transaction pursuant to which the Purchaser Group became the Beneficial Owner of such additional shares of Voting Securities.”

2. Section 1 of the Rights Agreement shall be amended by adding the following immediately before the definition of “Acquiring Person”:

“…”13D GROUP” shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or Schedule 13G pursuant to Rule 13d-1(c) with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.”

3. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Company”:

“…“CONTROLLED AFFILIATE” shall mean with respect to any Person, any Person which, directly or indirectly, is controlled by such Person, including without limitation any general partner, officer or director of such Person and any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person; for the purposes of this definition of Controlled Affiliate, “control” means direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast more than 50% of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise, or any entity with respect to which such Person has directly approved the entity’s investments in the Company’s equity securities or trading of the Company’s equity securities (it being understood that in no event shall solely the membership or participation on an entity’s Board of Directors or similar governing body be deemed to be control for the purposes hereof).”

4. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Exchange Ratio”:

“…”EXCHANGEABLE PREFERRED STOCK” shall mean shares of Series A Exchangeable Preferred Stock, par value $0.001, of the Company, having the rights and preferences set forth in the Form of Certificate of Designations attached to this Agreement as Exhibit D and as amended from time to time.”

5. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Final Expiration Date”:

“…”FULLY DILUTED BASIS” shall include, when used to refer to the number of shares of Common Stock then outstanding, (i) all shares of Common Stock that are issued and outstanding at such time, plus (ii) all shares of Common Stock that are issuable upon the conversion, exercise or exchange of all other debt or equity securities that are issued and outstanding at such time and that are, by their terms, convertible into or exercisable or exchangeable for shares of Common Stock, regardless of whether such securities are then convertible, exercisable or exchangeable.”

6. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Fully Diluted Basis”:

“…”INVESTOR DESIGNEE shall mean the individual designated by Warburg Pincus Private Equity IX, L.P. for election to the Board of Directors of the Company pursuant to the terms of that certain Securities Purchase Agreement, dated as of July 17, 2007, by and between the Company and Warburg Pincus Private Equity IX, L.P.”

7. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Purchase Price”:

“…”PURCHASER GROUP” shall mean, collectively, (i) Warburg Pincus Private Equity IX, L.P.; (ii) Warburg Pincus & Co., a New York general partnership and the sole general partner of Warburg Pincus Private Equity IX, L.P.; (iii) Warburg Pincus LLC, a New York limited liability company and the sole manager of Warburg Pincus Private Equity IX, L.P.; (iv) Warburg Pincus IX LLC; (v) Warburg Pincus Partners, LLC, (vi) any Controlled Affiliates of each of such entities, including without limitation the Investor Designee under the Purchase Agreement, and (vii) any 13D Group that includes any of the entities listed in clauses (i) through (vi) hereof.”

8. Section 1 of the Rights Agreement shall be amended by adding the following immediately after the definition of “Unit”:

“…”VOTING SECURITIES” shall mean the shares of Common Stock and any other securities of the Company having ordinary power to vote in the election of members of the Board of Directors of the Company and any securities convertible, exchangeable or otherwise exercisable to acquire such Voting Securities.”

9. The Rights Agreement shall be amended by including as Exhibit D to the Rights Agreement the Exchangeable Certificate of Designations attached to this Amendment as Annex A.

10. Clause (ii) of Section 3(a) of the Rights Agreement shall be amended and restated in its entirety as follows:

“….(ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any Person becomes an Acquiring Person and of which the Company will give the Rights Agent prompt written notice) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) is commenced within the meaning of Rule 14(d)-4(a) of the Exchange Act Regulations, if upon consummation thereof such Person would become an Acquiring Person (the earlier of (i) and (ii) above being the “DISTRIBUTION DATE”),…”

11. Clause (a) of Section 24 of the Rights Agreement shall be amended and restated in its entirety as follows:

“…(a) The Company, at its option, upon approval by its Board of Directors, at any time after any Person becomes an Acquiring Person, may exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Units at an exchange ratio equal to, subject to adjustment to reflect stock splits, stock dividends and similar transactions occurring after the date hereof, that number obtained by dividing the Purchase Price by the then Current Per Share Market Price per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is commenced within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would become an Acquiring Person (such exchange ratio being hereinafter referred to as the “SECTION 24(A) EXCHANGE RATIO”). Notwithstanding the foregoing, the Company may not effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries, or any trustee or fiduciary with respect to such plan acting in such capacity), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock of the Company then outstanding….”

12. This Amendment is effective as of July 17, 2007, immediately prior to the execution of the Securities Purchase Agreement.

13. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

14. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; PROVIDED,

HOWEVER, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment and the right of redemption set forth in Section 23 of the Rights Agreement shall have expired, such right shall be reinstated and shall not expire until the tenth Business Day following the date of such determination by the Board of Directors of the Company.

15. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts to be made and performed entirely within such state, without regard to the choice-of-law or conflict-of-laws principles of any jurisdiction.

16. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.		COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Christy L. Shaffer	By:	/s/ John M. Wahl
Name:	Christy L. Shaffer	Name:	John M. Wahl
Title:	President and Chief Executive Officer	Title:	Corporate Trust Officer

ANNEX A

CERTIFICATE OF DESIGNATIONS OF

SERIES A EXCHANGEABLE PREFERRED STOCK